EXHIBIT 27(h)(1)(iii)



                           AMENDMENT NUMBER TWO TO THE
                             PARTICIPATION AGREEMENT
                                      AMONG
                           ADVANTUS SERIES FUND, INC.
                        ADVANTUS CAPITAL MANAGEMENT, INC.
                                       AND
                        MINNESOTA LIFE INSURANCE COMPANY

                         ANTI-MONEY LAUNDERING AMENDMENT
                                       TO
                             PARTICIPATION AGREEMENT


     The Participation Agreement ("Agreement") dated March 1, 2000, by and between Advantus Series Fund, Inc. (the "Fund"), Advantus Capital Management, Inc. and Minnesota Life Insurance Company ("Minnesota Life") is hereby amended by the addition of the following:

                                        I

COMPLIANCE WITH ANTI-MONEY LAUNDERING LAWS AND REGULATIONS


     Minnesota Life agrees to comply with any and all laws, regulations, and other requirements relating to money laundering, including, without limitation, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (Title III of the USA Patriot Act), hereinafter, collectively with the rules, regulations and orders promulgated thereunder, the "Act," and any requirements and/or requests in connection therewith, made by regulatory authorities, the Fund or the Fund's underwriter or their duly appointed agents, either generally or in respect of a specific transaction, and/or in the context of a "primary money laundering concern" as defined in the Act.

     Minnesota Life agrees as a condition precedent to any transaction taking or continuing to be in effect, to comply with any and all anti-money laundering laws, regulations, orders or requirements, and without prejudice to the generality of the above, to provide regulatory authorities, the Fund, the Fund's underwriter or their duly appointed agents, with all necessary reports and information for them to fulfill their obligations, if any, under the Act for the purposes of the Fund, the Fund's underwriter, or other third parties complying with any and all anti-money laundering requirements, including, without limitation, the enhanced due diligence obligations, imposed by the Act, the filing of Currency Transaction Reports and/or of Suspicious Activity Reports obligations required by the Act, and/or the sharing of information requirements imposed by the Act.

     In the event satisfactory reports and information are not received within a reasonable time period from the date of the request, the Fund or the Fund's underwriter reserve the right to reject any transaction.

     Further, Minnesota Life represents that it has not received notice of, and to its knowledge, there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that Minnesota Life is not or has not been in compliance with the Act, and the rules and regulations promulgated thereunder. Minnesota Life agrees to notify the Fund and the Fund's underwriter promptly if the representation in the previous sentence is no longer true or if Minnesota Life has a reasonable basis for believing that such representation may no longer be true.

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective as of October 28, 2002.



Advantus Series Fund, Inc.                  Minnesota Life Insurance Company


By:                                         By:
   ---------------------------------           ---------------------------------
Name:  Dianne M. Orbison                    Name:  Randy F. Wallake
Title: President                            Title: Executive Vice President



Advantus Capital Management, Inc.


By:
   ---------------------------------
Name:  Dianne M. Orbison
Title: President

                                  PAGE 2 of 2